DATASCENSION INTERNATIONAL ANNOUNCES NEW BOARD MEMBER


Tuesday November 23, 10:42 am ET

ROBERT L. SANDELMAN, FOUNDER OF SANDELMAN AND ASSOCIATES

BREA,  Calif.--(BUSINESS WIRE)--Nov. 23, 2004--Datascension, Inc. (OTCBB:DSEN -
News) announced today the appointment of Robert L. Sandelman., to the board of Datascension International, Inc.

"We are very pleased to add Bob to our board and look forward to his contributions and counsel," said Scott Kincer, Datascension International's President. "His extensive knowledge and experience in the market research industry will be of great value to Datascension International."

"Datascension has a solid track record of providing timely, accurate and actionable research information," said Mr. Sandelman. "I am excited about the opportunity to help Datascension grow even further from its strong base of sales and customer satisfaction."

Mr. Sandelman has more than 30 years of marketing and advertising management experience in a variety of consumer product and service industries. He is considered to be one of the leading experts on foodservice market research and is widely quoted in major publications including The Wall Street Journal, Los Angeles Times, Orange County Register, USA Today, Nation's Restaurant News, Restaurants & Institutions, Chain Leader, Entrepreneur, Advertising Age, Adweek, Brandweek, and American Demographics.

Mr. Sandelman has also been a speaker at foodservice industry forums such as the Multi-Unit Food Service Operators conference and the National Restaurant Association's Marketing Executive Group Conference.

Mr. Sandelman got his start in the marketing field as a Marketing Assistant at General Foods Corporation. From there he moved to the Procter & Gamble Company where he served as an Assistant Brand Manager and later to Hunt-Wesson Foods where he was a Marketing Manager in the New Products Division. Mr. Sandelman left Hunt-Wesson and co-founded Tandem Enterprises, a marketing consulting firm, and then later joined Ogilvy & Mather advertising agency where he served as Vice President, Management Supervisor. After leaving Ogilvy & Mather, he worked for General Consumer Electronics, Inc. as the Vice President of Marketing and then later joined keye/donna/pearlstein advertising agency where he was the Vice President, Management Supervisor.

Mr. Sandelman earned both his Bachelor's degree and his Master's degree in Business Administration from the University of Michigan. He is a member of the National Restaurant Association, and the International Foodservice Manufacturers Association.

"Bob will be a great addition to the board of directors of Datascension International," said Murray Conradie, Datascension's chief executive officer. "We are very pleased that he has agreed to join the board of directors of our subsidiary."

About Datascension International

Datascension International, a premier data solutions company with operations in California, Costa Rica and the Dominican Republic, embodies a unique expertise in the collection, storage, processing and interpretation of marketing data. Employing hundreds of bilingual professionals, the company is rapidly becoming one of the largest Spanish-speaking call centers. The company's commitment to customer service, quality and on-time project management has fostered its world-class reputation among major market research firms and corporate market research departments.

Form 8-K Filing

Concurrent with this news release, Datascension, Inc. will file a Form 8-K with the SEC as required by Item 5.02 of the instructions to Form 8-K.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. In addition to the matters described above, the company's ability to initiate and complete the contemplated transactions described above will depend upon a number of factors including overall economic conditions, general stock market conditions and the continuing results of the company, as well as the risk factors listed from time to time in the SEC filings of Datascension Inc.

Further information: www.datascension.com